Exhibit 99.1
NEWS
Republic Contacts:
Media Inquiries: Will Flower (480) 718-6565
Investor Inquiries: Ed Lang (480) 627-7128
Republic Services, Inc. Prices Bond Offering
Phoenix, March 1/Republic Services, Inc. (NYSE:RSG) announced today that it has priced a private offering of $850 million of 5.000% Senior Notes due March 1, 2020 and $650 million of 6.200% Senior Notes due March 1, 2040. The net proceeds of the offering will be used to finance the call of its 6.125% Senior Notes due 2014 on March 8 and as cash on hand until the call of its 7.25% Senior Notes due 2015 on March 31, to reduce balances outstanding under its revolving credit facility and for general corporate purposes.
The notes will be general senior unsecured obligations and will mature on March 1, 2020 and March 1, 2040 respectively with interest payable on March 1 and September 1 beginning September 1, 2010. The notes will be guaranteed by each of Republic’s subsidiaries that also guarantee its revolving credit facility. These guarantees will be general senior unsecured obligations of the subsidiary guarantors.
Republic Services Inc. is offering the notes in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering. The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration. This communication does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which it would be unlawful.
Republic Services, Inc. provides recycling and solid waste collection, transfer and disposal services in the United States and Puerto Rico. The Company's various operating units, including collection companies, transfer stations recycling centers and landfills, are focused on providing reliable environmental services and solutions for commercial, industrial, municipal and residential customers. For more information, visit the Republic Services web site at www.republicservices.com.